Exhibit 99.1
FOR IMMEDIATE RELEASE
Solar Power, Inc. Announces Second Quarter 2010 Financial Results
ROSEVILLE, Calif.—August 16, 2010 — Solar Power, Inc. (OTCBB:SOPW), a vertically integrated international designer, manufacturer and marketer of photovoltaic (PV) modules and balance-of-system components and installer of PV solar electric systems for U.S. commercial and public customers today announced results for the second quarter and six months ended June 30, 2010.
In conjunction it will host a conference call to discuss Second Quarter 2010 results and give a general business update. The conference call will take place at 4:30 p.m. EST on Monday, August 16, 2010. Interested participants should call 1-877-941-2322 when calling within the United States or 1-480-629-9715 when calling internationally.
A playback will be available through August 23, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Utilize the pass code 4346492 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00007987, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through August 23, 2010.
Second Quarter of 2010 Results:
Net sales for the second quarter of 2010 were $11.0 million compared to $10.4 million in net sales in the second quarter of 2009, an increase of 5.8% over the comparative period. Gross profit for the second quarter of 2010 was $1.1 million, or 10.0% of sales, compared to $1.6 million, or 15.4% of sales, for the second quarter of 2009. Operating expenses for the second quarter of 2010 were $3.7 million (33.6% of sales) compared to $3.2 million (30.4% of sales) for the same period last year. Other expense was $688 thousand, including a currency loss of $660 thousand related to the decline in the value of the Euro. Net loss for the second quarter of 2010 was $3.3 million, or ($0.06) per basic and diluted share, compared to a net loss of $1.6 million, or ($0.04) per basic and diluted share, in the second quarter of 2009. Weighted average number of common shares outstanding used in computing basic and diluted per share amounts for the three months ended June 30, 2010 and 2009 was 52,292,576 and 37,940,529, respectively.
Six Months Ended June 30, 2010 Results:
Net sales for the six months ended June 30, 2010 were $16.8 million compared to $16.2 million in net sales in the comparative period of 2009, an increase of 3.7%. Gross profit for the six months ended June 30, 2010 was $1.7 million, or 10.3% of sales, compared to $2.2 million, or 13.6% of sales, for the comparative period of 2009.

Operating expenses for the six months ended June 30, 2010 were $7.0 million (41.7% of sales) compared to $6.5 million (40.0% of sales) for the same period last year. Other expense was $1.2 million, including a currency loss of $1.2 million related to a decline in the value of the Euro. Net loss for the six months ended June 30, 2010 was $6.5 million, or ($0.12) per basic and diluted share, compared to a net loss of $4.3 million, or ($0.11) per basic and diluted share, in the comparative period of 2009. Weighted average number of common shares outstanding used in computing basic and diluted per share amounts for the six months ended June 30, 2010 and 2009 were 52,292,576 and 37,927,320, respectively.
Balance Sheet:
Assets include cash and cash equivalents at June 30, 2010 of $2.1 million and accounts receivable (net) and costs and estimated earnings in excess of billings of $15.2 million. Inventory was $4.9 million. Total assets were $35.6 million while total liabilities were $25.5 million. Common shares outstanding at June 30, 2010 were 52,292,576.
Recent Company Highlights:
•	The Company recently collected $7.8 million of outstanding accounts receivable from the customer purchasing Aerojet 1.

•	The Company was recently awarded a $5 million loan from the California Energy Commission to be used to fund our U.S. factory development.

•	The Company recently executed Power Purchase Agreements with Southern California Edison for eight megawatts of power for utility scale projects currently under design.
Management Comments:
“In response to challenges during the 1st half of 2010, primarily related to our inability to collect on a $9 million receivable, we have instituted structural changes within the company that we believe will enable more focus on our core businesses in commercial project design, development and building, said Steve Kircher, Chairman and CEO for Solar Power, Inc. “In driving this renewed focus, we have made several changes to our organization,” Mr. Kircher said. “In August, 2010, we have discontinued our residential systems sales operation and the retail store operations under the Yes!® brand. We will build our existing residential backlog of projects through mid September,” Mr. Kircher added. “In addition, we have implemented cost reduction efforts related to G&A, staff counts and factory operations. We will continue to drive to a leaner operations model.”
“With that said,” Mr. Kircher pointed out, “We are very excited about our opportunities to compete in the development arena. We recently executed a Power Purchase Agreement with Southern California Edison for eight megawatts of power for utility scale projects currently under design. We are also in the final stages of executing a long-term contract and relationship with a very large cell and module manufacturer that we believe will provide us with clear visibility into pricing for both cells for our own needs, and an OEM relationship for modules for incremental needs that will provide a clear path to reasonable gross margin on systems we are developing,” Mr. Kircher concluded
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar developer; the Company manages its value chain from material sourcing, to manufacturing, through post-installation asset management of its systems, and manufactures its own line of world-class solar modules and balance-of-system products. The Company designs, manufactures and delivers world-class photovoltaic solar systems to its residential, business, government and utility customers. For additional information, including a copy of our most recent investor presentation, please visit us at: www.solarpowerinc.net.
Safe Harbor Statement:
This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. The forward-looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.
For additional information contact:

Mike Anderson, Vice President Marketing	Brion Tanous
Solar Power, Inc.	CleanTech IR, Inc.
(916) 745-0916	(310) 541-6824
Manderson@solarpowerinc.net	btanous@cleantech-ir.com

SOLAR POWER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	As of June	As of December
	30, 2010	31, 2009
	(unaudited)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,076	$3,136
Accounts receivable, net of allowance for doubtful accounts of $624 and $395 at June 30, 2010 and December 31, 2009, respectively and net of deferred revenue	13,782	17,985
Costs and estimated earnings in excess of billings on uncompleted contracts	1,393	7,800
Notes receivable, net of deferred revenue — current portion	—	—
Asset held for sale	10,016	—
Inventories	4,915	5,213
Prepaid expenses and other current assets	1,319	1,275
Restricted cash	280	280

Total current assets	33,781	35,689

Goodwill	435	435
Note receivable, net of deferred revenue and current portion	—	—
Restricted cash	285	—
Property, plant and equipment at cost, net	1,111	1,390

Total assets	$35,612	$37,514

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,410	$16,110
Accrued liabilities	4,071	4,201
Deferred revenue	21	—
Income taxes payable	158	291
Billings in excess of costs and estimated earnings on uncompleted contracts	753	154
Loans payable and capital lease obligations	4,020	260

Total current liabilities	25,433	21,016
Loans payable and capital lease obligations, net of current portion	38	53

Total liabilities	25,471	21,069

Commitments and contingencies

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock, par $0.0001, 100,000,000 shares authorized 52,292,576 shares issued and outstanding at June 30, 2010 and December 31, 2009	5	5
Additional paid in capital	42,005	41,808
Accumulated other comprehensive loss	(222)	(222)
Accumulated deficit	(31,647)	(25,146)

Total stockholders’ equity	10,141	16,445

Total liabilities and stockholders’ equity	$35,612	$37,514

SOLAR POWER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$10,950	$10,414	$16,782	$16,195
Cost of goods sold	9,838	8,859	15,048	14,007

Gross profit	1,112	1,555	1,734	2,188

Operating expenses:
General and administrative	2,365	2,134	4,363	4,436
Sales, marketing and customer service	965	837	2,058	1,635
Engineering, design and product management	379	193	583	399

Total operating expenses	3,709	3,164	7,004	6,470

Operating loss	(2,597)	(1,609)	(5,270)	(4,282)

Other income (expense):
Interest expense	(38)	(16)	(43)	(28)
Interest income	—	1	—	5
Other expense, net	(650)	(6)	(1,185)	(12)

Total other expense	(688)	(21)	(1,228)	(35)

Loss before income taxes	(3,285)	(1,630)	(6,498)	(4,317)

Income tax expense	—	—	3	3

Net loss	$(3,285)	$(1,630)	$(6,501)	$(4,320)

Net loss per common share
Basic and Diluted	$(0.06)	$(0.04)	$(0.12)	$(0.11)

Weighted average number of common shares used in computing per share amounts
Basic and diluted	52,292,576	37,940,529	52,292,576	37,927,320